As filed with the Securities and Exchange Commission on January 29, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	1818 Cornwall Avenue Vancouver, British Columbia Canada, V6J 1C7 (604) 732-6124	20-3842867
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(I.R.S. Employer Identification No.)

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Copy to:
Michael Hutchings, Esq.
DLA Piper LLP (US)
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104
Tel: (206) 839-4800
Fax: (206) 839-4801

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.005 per share	9,803,819	—	—	—

(1)
This replacement registration statement is filed pursuant to Rule 415(a)(6) under the Securities Act and includes solely 9,803,819 shares of common stock that were previously registered by lululemon athletica inc. ("lululemon") on expiring registration statement no. 333-185899, filed on January 7, 2013, and were not sold thereunder. The shares of common stock registered hereunder represents the number of shares of common stock of lululemon that we may issue from time to time upon redemption, retraction or purchase of an equivalent number of the exchangeable shares of Lulu Canadian Holding, Inc. ("Lulu Canada"), an indirect subsidiary of lululemon, or upon the liquidation, dissolution or winding up of Lulu Canada. Pursuant to Rule 416(a) under the Securities Act, this registration statement also includes an indeterminate number of shares which may be issued by lululemon with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)
Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee of $101,176 related to the 9,803,819 shares of common stock included in this replacement registration statement that were previously registered by lululemon on expiring registration statement no. 333-185899, filed on January 7, 2013, and were not sold thereunder, will continue to be applied to such unsold securities. In accordance with Rule 415(a)(6), no registration fee is due and expiring registration statement No. 333-185899 will be deemed terminated as of the date of effectiveness of this replacement registration statement.

EXPLANATORY NOTE
We are filing this registration statement solely to cover unsold securities covered by our prior Registration Statement on Form S-3 filed January 7, 2013 (File No. 333-185899) (the “Prior Registration Statement”). Pursuant to Rule 415(a)(5) under the Securities Act of 1933, as amended, securities registered on the Prior Registration Statement may be offered and sold only if not more than three years have elapsed since the initial effective date of the Prior Registration Statement. Accordingly, we are filing this registration statement to cover unsold securities covered by the Prior Registration Statement. In accordance with Rule 415(a)(6), effectiveness of this registration statement will be deemed to terminate the offering of securities on the Prior Registration Statement.

Prospectus

9,803,819 Shares
Common Stock

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This prospectus relates to 9,803,819 shares of our common stock, par value $0.005 per share, that we may issue upon the redemption, retraction or purchase of an equivalent number of the exchangeable shares of Lulu Canadian Holding, Inc. (an indirect wholly-owned subsidiary of ours that we refer to as Lulu Canada in this prospectus), or upon the liquidation, dissolution or winding up of Lulu Canada. The exchangeable shares were issued to Canadian stockholders in connection with our July 2007 reorganization to defer payment of Canadian taxes, and we have previously disclosed in our reports filed with the Securities and Exchange Commission (the "SEC") that 9,803,819 exchangeable shares and 9,803,819 shares of special voting stock are outstanding. Upon the issuance of the registered shares of common stock upon such redemption, retraction or purchase of outstanding exchangeable shares, we will cancel an equal number of currently-outstanding exchangeable shares of Lulu Canada, as well as an equal number of currently outstanding shares of our special voting stock, so there will be no change in the number of shares of our common stock deemed outstanding. Because the shares of our common stock offered by this prospectus will be issued only upon a redemption, retraction or purchase of the exchangeable shares or upon the liquidation, dissolution or winding up of Lulu Canada, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.
Our common stock is quoted on the Nasdaq Global Select Market under the symbol "LULU."
You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission. See "Risk Factors" on page 6.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is January 29, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The Company
lululemon is a designer, distributor, and retailer of technical athletic apparel. Since our inception, we have developed a distinctive corporate culture with a mission to produce products which create transformational experiences for people to live happy, healthy, fun lives. We promote a set of core values in our business which include, developing the highest quality products, operating with integrity, leading a balanced and fun life, and nurturing entrepreneurial spirit. These core values attract passionate and motivated employees who are driven to succeed and share our purpose of "elevating the world from mediocrity to greatness."
Our healthy lifestyle inspired athletic apparel is marketed under the lululemon athletica and ivivva athletica brand names. We offer a comprehensive line of apparel and accessories for women, men and female youth. Our apparel assortment includes items such as pants, shorts, tops and jackets designed for healthy lifestyle and athletic activities such as yoga, running, other sweaty pursuits, and dance-inspired apparel for female youth.
In this prospectus, we refer to lululemon, its wholly-owned and majority-owned subsidiaries and its ownership interest in equity affiliates as "we" or "us," unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia, Canada V6J 1C7, and our telephone number at that location is (604) 732-6124.

Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.
This prospectus is part of a registration statement we have filed with the SEC relating to the shares of our common stock that we may issue upon redemption, retraction or purchase of an equivalent number of exchangeable shares of Lulu Canada, or upon the liquidation, dissolution or winding up of Lulu Canada. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. The statements in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.
The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:

•	our annual report on Form 10-K for the year ended February 1, 2015;

•	our quarterly report on Form 10-Q for the quarter ended May 3, 2015;

•	our quarterly report on Form 10-Q for the quarter ended August 2, 2015;

•	our quarterly report on Form 10-Q for the quarter ended November 1, 2015; and

•	our current reports on Form 8-K on February 5, 2015, May 18, 2015, June 5, 2015, October 23, 2015, and January 11, 2016.
You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Telephone: (604) 732-6124

Cautionary Statement Concerning Forward-Looking Statements
This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "predicts," "targets," "projects," "could," "may," "should" or "would" or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus and the documents we have incorporated by reference.
Forward-looking statements may include, but are not limited to, those factors described in "Risk Factors" on page 6 of this prospectus and elsewhere in this prospectus.
The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Risk Factors
Our past performance may not be a reliable indicator of future performance because actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed below. In addition, historical trends should not be used to anticipate results or trends in future periods. Factors that might cause our actual results to differ materially from the forward looking statements discussed elsewhere in this prospectus, as well as affect our ability to achieve our financial and other goals, include, but are not limited to, those set forth below.
Our success depends on our ability to maintain the value and reputation of our brand.
Our success depends on the value and reputation of the lululemon athletica brand. The lululemon athletica name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality product and guest experience. We rely on social media, as one of our marketing strategies, to have a positive impact on both our brand value and reputation. Our brand and reputation could be adversely affected if we fail to achieve these objectives, if our public image was to be tarnished by negative publicity, if we fail to deliver innovative and high quality products acceptable to our guests, or if we face a product recall. Negative publicity regarding the production methods of any of our suppliers or manufacturers could adversely affect our reputation and sales and force us to locate alternative suppliers or manufacturing sources. Additionally, while we devote considerable efforts and resources to protecting our intellectual property, if these efforts are not successful the value of our brand may be harmed. Any harm to our brand and reputation could have a material adverse effect on our financial condition.
If any of our products are unacceptable to us or our guests, our business could be harmed.
We have occasionally received, and may in the future continue to receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. We have also received, and may in the future continue to receive, products that either meet our technical specifications but that are nonetheless unacceptable to us, or products that are otherwise unacceptable to us or our guests. Under these circumstances, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products are not discovered until after such products are purchased by our guests, our guests could lose confidence in the technical attributes of our products or we could face a product recall and our results of operations could suffer and our business, reputation, and brand could be harmed.
Our reliance on suppliers to provide fabrics for and to produce our products could cause problems in our supply chain.
We do not manufacture our products or the raw materials for them and rely instead on suppliers. Many of the specialty fabrics used in our products are technically advanced textile products developed and manufactured by third parties and may be available, in the short-term, from only one or a very limited number of sources. For example, Luon fabric, which is included in many of our products, is supplied to the garment factories we use by a limited number of manufacturers, and the components used in manufacturing Luon fabric may each be supplied to our manufacturers by single companies. In fiscal 2014, approximately 63% of our products were produced by our top five manufacturing suppliers, 40% of raw materials were produced by a single manufacturer. We have no long-term contracts with any of our suppliers or manufacturing sources for the production and supply of our fabrics and garments, and we compete with other companies for fabrics, raw materials, production and import quota capacity.
We have experienced, and may in the future continue to experience, a significant disruption in the supply of fabrics or raw materials from current sources and we may be unable to locate alternative materials suppliers of comparable quality at an acceptable price, or at all. In addition, if we experience significant increased demand, or if we need to replace an existing supplier or manufacturer, we may be unable to locate additional supplies of fabrics or raw materials or additional manufacturing capacity on terms that are acceptable to us, or at all, or we may be unable to locate any supplier or manufacturer with sufficient capacity to meet our requirements or to fill our orders in a timely manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with its quality control, responsiveness and service, financial stability and labor and other ethical practices. Even if we are able to expand existing or find new manufacturing or fabric sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from our markets or from other participants in our supply chain. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet guest demand for our products and result in lower net revenue and income from operations both in the short and long term.
An economic downturn or economic uncertainty in our key markets may adversely affect consumer discretionary spending and demand for our products.
Many of our products may be considered discretionary items for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions, particularly those in North America and other factors such as consumer confidence in future economic conditions, fears of recession, the availability of consumer credit, levels of unemployment, tax rates and the cost of consumer credit. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products. Consumer demand for our products may not reach our targets, or may decline, when there is an economic downturn or economic uncertainty in our key markets, particularly in North America. Our sensitivity to economic cycles and any related fluctuation in consumer demand may have a material adverse effect on our financial condition.
We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue and profitability.
The market for technical athletic apparel is highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share or a failure to grow our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of athletic apparel, including large, diversified apparel companies with substantial market share and established companies expanding their production and marketing of technical athletic apparel, as well as against retailers specifically focused on women's athletic apparel. We also face competition from wholesalers and direct retailers of traditional commodity athletic apparel, such as cotton T-shirts and sweatshirts. Many of our competitors are large apparel and sporting goods companies with strong worldwide brand recognition. Because of the fragmented nature of the industry, we also compete with other apparel sellers, including those specializing in yoga apparel and other activewear. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, store development, marketing, distribution and other resources than we do. In addition, our technical athletic apparel is sold at a price premium to traditional athletic apparel.
Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. In contrast to our "grassroots" marketing approach, many of our competitors promote their brands through traditional forms of advertising, such as print media and television commercials, and through celebrity endorsements, and have substantial resources to devote to such efforts. Our competitors may also create and maintain brand awareness using traditional forms of advertising more quickly than we can. Our competitors may also be able to increase sales in their new and existing markets faster than we do by emphasizing different distribution channels than we do, such as catalog sales or an extensive franchise network, as opposed to distribution through retail stores, wholesale or internet, and many of our competitors have substantial resources to devote toward increasing sales in such ways.

In addition, because we hold limited patents and exclusive intellectual property rights in the technology, fabrics or processes underlying our products, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrication techniques and styling similar to our products.
Our sales and profitability may decline as a result of increasing product costs and decreasing selling prices.
Our business is subject to significant pressure on pricing and costs caused by many factors, including intense competition, constrained sourcing capacity and related inflationary pressure, pressure from consumers to reduce the prices we charge for our products and changes in consumer demand. These factors may cause us to experience increased costs, reduce our prices to consumers or experience reduced sales in response to increased prices, any of which could cause our operating margin to decline if we are unable to offset these factors with reductions in operating costs and could have a material adverse effect on our financial conditions, operating results and cash flows.
If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales and profitability.
Our success depends on our ability to identify and originate product trends as well as to anticipate and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that cannot be predicted with certainty. If we are unable to introduce new products or novel technologies in a timely manner or our new products or technologies are not accepted by our guests, our competitors may introduce similar products in a more timely fashion, which could hurt our goal to be viewed as a leader in technical athletic apparel innovation. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of athletic apparel or away from these types of products altogether, and our future success depends in part on our ability to anticipate and respond to these changes. Our failure to anticipate and respond in a timely manner to changing consumer preferences could lead to, among other things, lower sales and excess inventory levels. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality products. Our failure to effectively introduce new products that are accepted by consumers could result in a decrease in net revenue and excess inventory levels, which could have a material adverse effect on our financial condition.
Our results of operations could be materially harmed if we are unable to accurately forecast guest demand for our products.
To ensure adequate inventory supply, we must forecast inventory needs and place orders with our manufacturers based on our estimates of future demand for particular products. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in guest demand for our products or for products of our competitors, our failure to accurately forecast guest acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, and weakening of economic conditions or consumer confidence in future economic conditions. If we fail to accurately forecast guest demand we may experience excess inventory levels or a shortage of products available for sale in our stores or for delivery to guests.
Inventory levels in excess of guest demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margin to suffer and could impair the strength and exclusivity of our brand. Conversely, if we underestimate guest demand for our products, our manufacturers may not be able to deliver products to meet our requirements, and this could result in damage to our reputation and guest relationships.
Our inability to safeguard against security breaches with respect to our information technology systems could disrupt our operations.
Our business employs systems and websites that allow for the storage and transmission of proprietary or confidential information regarding our business, guests and employees including credit card information. Security breaches could expose us to a risk of loss or misuse of this information and potential liability. We may not have the resources or technical sophistication to be able to anticipate or prevent rapidly evolving types of cyber-attacks. Actual or anticipated attacks may cause us to incur increasing costs including costs to deploy additional personnel and protection technologies, train employees and engage third party experts and consultants. Advances in computer capabilities, new technological discoveries or other developments may result in the technology used by us to protect transaction or other data being breached or compromised. Data and security breaches can also occur as a result of non-technical issues including intentional or inadvertent breach by employees or persons with whom we have commercial relationships that result in the unauthorized release of personal or confidential information. Any compromise or breach of our security could result in a violation of applicable privacy and other laws, significant litigation and potential liability and damage to our brand and reputation or other harm to our business.

Any material disruption of our information systems could disrupt our business and reduce our sales.
We are increasingly dependent on information systems to operate our e-commerce websites, process transactions, respond to guest inquiries, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by our failure to successfully upgrade our systems, system failures, viruses, computer "hackers" or other causes, could cause information, including data related to guest orders, to be lost or delayed which could-especially if the disruption or slowdown occurred during the holiday season-result in delays in the delivery of products to our stores and guests or lost sales, which could reduce demand for our products and cause our sales to decline. If changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose guests.
If we continue to grow at a rapid pace, we may not be able to effectively manage our growth and the increased complexity of our business and as a result our brand image and financial performance may suffer.
We have expanded our operations rapidly since our inception in 1998 and our net revenue has increased from $40.7 million in fiscal 2004 to $1.8 billion in fiscal 2014. If our operations continue to grow at a rapid pace, we may experience difficulties in obtaining sufficient raw materials and manufacturing capacity to produce our products, as well as delays in production and shipments, as our products are subject to risks associated with overseas sourcing and manufacturing. We could be required to continue to expand our sales and marketing, product development and distribution functions, to upgrade our management information systems and other processes and technology, and to obtain more space for our expanding workforce. This expansion could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees. These difficulties could result in the erosion of our brand image which could have a material adverse effect on our financial condition.
The fluctuating cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.
The fabrics used by our suppliers and manufacturers include synthetic fabrics whose raw materials include petroleum-based products. Our products also include silver and natural fibers, including cotton. Our costs for raw materials are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. Increases in the cost of raw materials, including petroleum or the prices we pay for silver and our cotton yarn and cotton-based textiles, could have a material adverse effect on our cost of goods sold, results of operations, financial condition and cash flows.
Our limited operating experience and limited brand recognition in new international markets may limit our expansion strategy and cause our business and growth to suffer.
Our future growth depends in part on our expansion efforts outside of North America. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in any new market. In connection with our expansion efforts we may encounter obstacles we did not face in North America, including cultural and linguistic differences, differences in regulatory environments, labor practices and market practices, difficulties in keeping abreast of market, business and technical developments and foreign guests' tastes and preferences. We may also encounter difficulty expanding into new international markets because of limited brand recognition leading to delayed acceptance of our technical athletic apparel by guests in these new international markets. Our failure to develop our business in new international markets or experiencing disappointing growth outside of existing markets will harm our business and results of operations.
If we encounter problems with our distribution system, our ability to deliver our products to the market and to meet guest expectations could be harmed.
We rely on our distribution facilities for substantially all of our product distribution. Our distribution facilities include computer controlled and automated equipment, which means their operations are complicated and may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, electronic or power interruptions or other system failures. In addition, because substantially all of our products are distributed from four locations, our operations could also be interrupted by labor difficulties, extreme or severe weather conditions or by floods, fires or other natural disasters near our distribution centers. If we encounter problems with our distribution system, our ability to meet guest expectations, manage inventory, complete sales and achieve objectives for operating efficiencies could be harmed.

Our fabrics and manufacturing technology generally are not patented and can be imitated by our competitors.
The intellectual property rights in the technology, fabrics and processes used to manufacture our products generally are owned or controlled by our suppliers and are generally not unique to us. Our ability to obtain intellectual property protection for our products is therefore limited and we do not generally own patents or hold exclusive intellectual property rights in the technology, fabrics or processes underlying our products. As a result, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrics and styling similar to our products. Because many of our competitors have significantly greater financial, distribution, marketing and other resources than we do, they may be able to manufacture and sell products based on our fabrics and manufacturing technology at lower prices than we can. If our competitors do sell similar products to ours at lower prices, our net revenue and profitability could suffer.
Our failure or inability to protect our intellectual property rights could diminish the value of our brand and weaken our competitive position.
We currently rely on a combination of copyright, trademark, trade dress and unfair competition laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate to prevent infringement of such rights by others, including imitation of our products and misappropriation of our brand. In addition, intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States or Canada, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.
We are subject to risks associated with leasing retail and distribution space subject to long-term and non-cancelable leases.
We lease the majority of our stores under operating leases and our inability to secure appropriate real estate or lease terms could impact our ability to grow. Our leases generally have initial terms of between five and ten years, and generally can be extended only in five-year increments if at all. We generally cannot cancel these leases at our option. If an existing or new store is not profitable, and we decide to close it, as we have done in the past and may do in the future, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Similarly, we may be committed to perform our obligations under the applicable leases even if current locations of our stores become unattractive as demographic patterns change. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could require us to close stores in desirable locations. We also lease the majority of our distribution centers and our inability to secure appropriate real estate or lease terms could impact our ability to deliver our products to the market.
Increasing labor costs and other factors associated with the production of our products in South and South East Asia could increase the costs to produce our products.
A significant portion of our products are produced in South and South East Asia and increases in the costs of labor and other costs of doing business in the countries in this area could significantly increase our costs to produce our products and could have a negative impact on our operations, net revenue and earnings. Factors that could negatively affect our business include a potential significant revaluation of the currencies used in these countries, which may result in an increase in the cost of producing products, labor shortage and increases in labor costs, and difficulties in moving products manufactured out of the countries in which they are manufactured and through the ports on the western coast of North America, whether due to port congestion, labor disputes, product regulations and/or inspections or other factors, and natural disasters or health pandemics. A labor strike or other transportation disruption affecting these ports could significantly disrupt our business. Also, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of "normal trade relations" status with any country in which our products are manufactured, could significantly increase our cost of products imported into North America and/or Australia and harm our business.
We may not be able to successfully open new store locations in a timely manner, if at all, which could harm our results of operations.
Our growth will largely depend on our ability to successfully open and operate new stores. Our ability to successfully open and operate new stores depends on many factors, including, among others, our ability to:

•	identify suitable store locations, the availability of which is outside of our control;

•	negotiate acceptable lease terms, including desired tenant improvement allowances;

•	hire, train and retain store personnel and field management;

•	immerse new store personnel and field management into our corporate culture;

•	source sufficient inventory levels; and

•	successfully integrate new stores into our existing operations and information technology systems.
Successful new store openings may also be affected by our ability to initiate our grassroots marketing efforts in advance of opening our first store in a new market. We typically rely on our grassroots marketing efforts to build awareness of our brand and demand for our products. Our grassroots marketing efforts are often lengthy and must be tailored to each new market based on our emerging understanding of the market. Accordingly, there can be no assurance that we will be able to successfully implement our grassroots marketing efforts in a particular market in a timely manner, if at all. Additionally, we may be unsuccessful in identifying new markets where our technical athletic apparel and other products and brand image will be accepted or the performance of our stores will be considered successful.
Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.
The labeling, distribution, importation, marketing and sale of our products are subject to extensive regulation by various federal agencies, including the Federal Trade Commission, Consumer Product Safety Commission and state attorneys general in the United States, the Competition Bureau and Health Canada in Canada, as well as by various other federal, state, provincial, local and international regulatory authorities in the countries in which our products are distributed or sold. If we fail to comply with any of these regulations, we could become subject to enforcement actions or the imposition of significant penalties or claims, which could harm our results of operations or our ability to conduct our business. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant compliance costs or discontinuation of product sales and could impair the marketing of our products, resulting in significant loss of net revenue.
Our international operations are also subject to compliance with the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-bribery laws applicable to our operations. In many foreign countries, particularly in those with developing economies, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA or other U.S. and foreign laws and regulations applicable to us. Although we have implemented procedures designed to ensure compliance with the FCPA and similar laws, there can be no assurance that all of our employees, agents and other channel partners, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of our policies. Any such violation could have a material and adverse effect on our business.
Our future success is substantially dependent on the continued service of our senior management.
Our future success is substantially dependent on the continued service of our senior management and other key employees. In the last several years, several members of our senior management team have left us and we have focused time and resources on recruiting the new members of our current management team. The continued turnover of senior management and the loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively.
We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of members of our senior management team.
Our business is affected by seasonality.
Our business is affected by the general seasonal trends common to the retail apparel industry. Our annual net revenue is weighted more heavily toward our fourth fiscal quarter, reflecting our historical strength in sales during the holiday season, while our operating expenses are more equally distributed throughout the year. As a result, a substantial portion of our operating profits are generated in the fourth quarter of our fiscal year. For example, we generated approximately 42%, 39% and 41% of our full year operating profit during the fourth quarters of fiscal 2014, fiscal 2013 and fiscal 2012, respectively. This seasonality may adversely affect our business and cause our results of operations to fluctuate, and, as a result, we believe that comparisons of our operating results between different quarters within a single fiscal year are not necessarily meaningful and that results of operations in any period should not be considered indicative of the results to be expected for any future period.

Because a significant portion of our net revenue and expenses are generated in countries other than the United States, fluctuations in foreign currency exchange rates have negatively affected our results of operations and may continue to do so in the future.
The functional currency of our foreign subsidiaries is generally the applicable local currency. Our consolidated financial statements are presented in U.S. dollars. Therefore, the net revenues, expenses, assets and liabilities of our foreign subsidiaries are translated from their functional currencies into U.S. dollars. Fluctuations in the value of the U.S. Dollar affect the reported amounts of net revenue, expenses, assets and liabilities. Foreign exchange differences which arise on translation of our foreign subsidiaries' balance sheets into U.S. dollars are recorded as a cumulative translation adjustment in accumulated other comprehensive income within stockholders' equity. We also have exposure to changes in foreign exchange rates associated with transactions which are undertaken by our subsidiaries in currencies other than their functional currency. Such transactions include intercompany transactions and inventory purchases denominated in currencies other than the functional currency of the purchasing entity. As a result, we have been impacted by changes in exchange rates and may be impacted materially for the foreseeable future. The potential impact of currency fluctuation increases as international expansion increases.
We currently generate a significant portion of our net revenue and incur a significant portion of our expenses in Canada. We also hold a significant portion of our net assets in Canada. The reporting currency for our consolidated financial statements is the U.S. dollar. A strengthening of the U.S. dollar against the Canadian dollar results in:

•	a decrease in our net revenue upon translation of the sales made by our Canadian operations into U.S. dollars for the purposes of consolidation;

•	a decrease in our selling, general and administrative expenses incurred by our Canadian operations into U.S. dollars for the purposes of consolidation; and

•	foreign exchange gains by our Canadian subsidiaries on U.S. dollar cash and receivables denominated in U.S. dollars.
During the first three quarters of fiscal 2015, the change in the relative value of the U.S. dollar against the Canadian dollar resulted in a $17.3 million increase in accumulated other comprehensive loss within stockholders' equity. During the first three quarters of fiscal 2014, the change in the relative value of the U.S. dollar against the Canadian dollar resulted in a $12.3 million increase in accumulated other comprehensive loss within stockholders' equity.
A 10% appreciation in the relative value of the U.S. dollar against the Canadian dollar compared to the exchange rates in effect for the first three quarters of fiscal 2015 would have resulted in additional income from operations of approximately $1.2 million in the first three quarters of fiscal 2015. This assumes a consistent 10% appreciation in the U.S. dollar against the Canadian dollar throughout the first three quarters of fiscal 2015. The timing of changes in the relative value of the U.S. dollar combined with the seasonal nature of our business, can affect the magnitude of the impact that fluctuations in foreign exchange rates have on our income from operations.
We have not historically hedged foreign currency fluctuations. However, in the future, in an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so. We do not, and do not intend to, engage in the practice of trading derivative securities for profit.
Changes in tax laws and unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.
We are subject to the income tax laws of the United States, Canada and several other international jurisdictions. If our capital or financing needs in the United States require us to repatriate earnings from foreign jurisdictions or if our intentions should change with respect to repatriating earnings, our effective income tax rates could be unfavorably impacted.
Our effective income tax rate may be adversely affected by a number of factors, including changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, the outcome of income tax audits in various jurisdictions around the world and any repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes. Our effective tax rate might vary significantly as a result of our anticipated bilateral Advance Payment Arrangement that we are in the process of negotiating with the Internal Revenue Service ("IRS"), and the Canada Revenue Agency ("CRA"). We expect that the outcome of the APA will result in a significant payment from one of our U.S. subsidiaries to a Canadian subsidiary, that the ongoing net cash flow of our U.S. operations will be lower than previously expected, and that we will need to distribute funds to our U.S. parent entity to finance this payment and future working capital needs in the United States.
We are subject to the examination of our tax returns by the IRS, the CRA and other tax authorities. We regularly assess all of these matters to determine the adequacy of our tax provision, which is subject to significant discretion. Although we believe our tax provision is adequate, the final determination of tax audits and any related disputes could be materially different from our historical income tax provisions and accruals. The results of audits or related disputes could have an adverse effect on our financial statements for the period or periods for which the applicable final determinations are made.
We and our subsidiaries engage in a number of intercompany transactions across multiple tax jurisdictions. Although we believe that these transactions reflect the accurate economic allocation of profit and that proper transfer pricing documentation is in place, the profit allocation and transfer pricing terms and conditions may be scrutinized by local tax authorities during an audit and any resulting changes may impact our mix of earnings in countries with differing statutory tax rates.
Current economic and political conditions make tax rules in any jurisdiction, including the United States and Canada, subject to significant change. There have been proposals to reform U.S. and foreign tax laws that could significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form such proposals will pass, several of the proposals considered, if enacted into law, could have an adverse impact on our income tax expense and cash flows.
The operations of many of our suppliers are subject to additional risks that are beyond our control and that could harm our business, financial condition and results of operations.
Almost all of our suppliers are located outside of North America. During fiscal 2014, approximately 59% of our products were produced in South East Asia, approximately 23% in South Asia, approximately 11% in China, approximately 1% in North America and the remainder in other countries. As a result of our international suppliers, we are subject to risks associated with doing business abroad, including:

•	political unrest, terrorism, labor disputes and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured;

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the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, taxes and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds;

•	reduced protection for intellectual property rights, including trademark protection, in some countries, particularly China;

•	disruptions or delays in shipments; and

•	changes in local economic conditions in countries where our manufacturers, suppliers or guests are located.
These and other factors beyond our control could interrupt our suppliers' production in offshore facilities, influence the ability of our suppliers to export our products cost-effectively or at all and inhibit our suppliers' ability to procure certain materials, any of which could harm our business, financial condition and results of operations.
Our ability to source our merchandise profitably or at all could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.
The United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. We have expanded our relationships with suppliers outside of China, which among other things has resulted in increased costs and shipping times for some products. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.
Our trademarks and other proprietary rights could potentially conflict with the rights of others and we may be prevented from selling some of our products.
Our success depends in large part on our brand image. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. We have obtained and applied for some United States and foreign trademark registrations, and will continue to evaluate the registration of additional trademarks as appropriate. However, we cannot guarantee that any of our pending trademark applications will be approved by the applicable governmental authorities. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. Additionally, we cannot assure you that obstacles will not arise as we expand our product line and the geographic scope of our sales and marketing. Third parties may assert intellectual property claims against us, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity and financial condition to suffer.
We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.
From time to time, we are involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes and intellectual property, as well as trade, regulatory and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines or other penalties, divert financial and management resources and result in significant legal fees. Although we cannot predict the outcome of any particular proceeding, an unfavorable outcome could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition and results of operations. In addition, any proceeding could negatively impact our reputation among our guests and our brand image.
Our business could be negatively affected as a result of actions of activist stockholders, and such activism could impact the trading value of our securities.
Responding to actions by activist stockholders can be costly and time-consuming, disrupting our operations and diverting the attention of management and our employees. Such activities could interfere with our ability to execute our strategic plan. In addition, a proxy contest for the election of directors at our annual meeting would require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and our board of directors. The perceived uncertainties as to our future direction also could affect the market price and volatility of our securities.
Anti-takeover provisions of Delaware law and our certificate of incorporation and bylaws could delay and discourage takeover attempts that stockholders may consider to be favorable.
Certain provisions of our certificate of incorporation and bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult or impossible for a third-party to acquire control of us or effect a change in our board of directors and management. These provisions include:

•	the classification of our board of directors into three classes, with one class elected each year; prohibiting cumulative voting in the election of directors;

•	the ability of our board of directors to issue preferred stock without stockholder approval;

•	the ability to remove a director only for cause and only with the vote of the holders of at least 66 2/3% of our voting stock;

•
a special meeting of stockholders may only be called by our chairman or Chief Executive Officer, or upon a resolution adopted by an affirmative vote of a majority of the board of directors, and not by our stockholders;

•	prohibiting stockholder action by written consent; and

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our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholder proposals on the agenda for consideration at any meeting of our stockholders.

In addition, we are governed by Section 203 of the Delaware General Corporation Law which, subject to some specified exceptions, prohibits "business combinations" between a Delaware corporation and an "interested stockholder," which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock, for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests.

Use of Proceeds
We will not receive any cash proceeds upon the issuance of the common stock in exchange for the exchangeable shares of Lulu Canada.

Description of Capital Stock
lululemon's authorized capital stock consists of:

•	400,000,000 shares of common stock, par value of $0.005 per share;

•	60,000,000 shares of special voting stock, par value $0.000005 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.
As of January 22, 2016, 127,498,677 shares of common stock, and 9,803,819 shares of our special voting stock were issued and outstanding. No shares of lululemon's preferred stock are issued or outstanding as of the date of this prospectus.
In the discussion that follows, we have summarized the material provisions of lululemon's certificate of incorporation and bylaws relating to its capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to lululemon's certificate of incorporation and bylaws. You should read the provisions of the certificate of incorporation and bylaws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We also have summarized certain provisions of the exchangeable shares of Lulu Canada. You should read the Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares of Lulu Canada and related agreements for more details regarding the exchangeable shares. Copies of those documents are incorporated by reference as exhibits to this prospectus.
Common Stock
Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, and do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any holders of another class of shares, holders of our common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of funds legally available therefor, as well as any distributions to our stockholders. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any class of our shares that has a liquidation preference over our common stock.
Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in our control without further action by the stockholders.
The issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control. No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.
Special Voting Stock
The number of shares of special voting stock outstanding is equal to the number of exchangeable shares that are issued by Lulu Canada. The special voting shares are issued to holders of exchangeable shares. Holders of special voting shares are able to vote in person or by proxy on any matters put before holders of our common stock at any stockholders meeting. Each special voting share carries one vote. Such votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders.
Our special voting shares do not entitle their holders to receive dividends or distributions from us or to receive any consideration in the event of our liquidation, dissolution or winding-up. To the extent exchangeable shares are exchanged for shares of our common stock, a number of special voting shares as corresponds to the number of exchangeable shares thus exchanged will be cancelled without consideration.
Exchangeable Shares
In connection with the issuance of the exchangeable shares as part of our corporate reorganization in July 2007, Lulu Canada issued exchangeable shares to certain of our Canadian equity holders at the time of the reorganization. The exchangeable shares of Lulu Canada, together with the special voting shares, are intended to be the economic equivalent to shares of our common stock. The rights, preferences, restrictions and conditions attaching to the exchangeable shares include the following:

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Any holder of exchangeable shares is entitled at any time to require Lulu Canada to redeem any or all of the exchangeable shares registered in such holder's name in exchange for one share of our common stock for each exchangeable share presented and surrendered, plus a cash payment in an amount equal to any accrued and unpaid dividends on such exchangeable shares at the time of redemption. The right of a holder of exchangeable shares to require Lulu Canada to redeem such holder's exchangeable shares is referred to herein as the put right.

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If we declare a dividend on our common stock, the holders of exchangeable shares are entitled to receive from Lulu Canada the same dividend, or an economically equivalent dividend, on their exchangeable shares.

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Holders of exchangeable shares are not entitled to receive notice of or to attend any meeting of the stockholders of Lulu Canada or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions.

•
Lulu Canada will have the right to force the exchange of all exchangeable shares for shares of our common stock (and payment of any accrued and unpaid dividends on the exchangeable shares) at any time after the earlier of (i) the 40th anniversary of our corporate reorganization, (ii) the date on which fewer than 10% of the originally issued exchangeable shares remain outstanding or (iii) the occurrence of certain specified events such as a change of control of us.

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The right of holders of exchangeable shares to require Lulu Canada to redeem their exchangeable shares and the right of Lulu Canada to redeem the exchangeable shares, both as described above, are subject to the overriding right of Lululemon Callco ULC, our wholly-owned subsidiary, or Callco, to purchase such shares for a price of one share of our common stock for each exchangeable share, together with all declared and unpaid dividends on such exchangeable share.

•	Holders of exchangeable shares will be entitled to vote their special voting shares.
Exchange Trust Agreement
 In connection with the issuance of exchangeable shares as part of our corporate reorganization in July 2007, we entered into an exchange trust agreement with Lulu Canada and a third-party trustee.
Under the agreement, the holders of exchangeable shares may instruct the trustee to require Callco to purchase all outstanding exchangeable shares in certain events. The purchase price payable by Callco for the exchangeable shares would be equal to one share of our common stock for each exchangeable share, together with any accrued and unpaid dividends on the exchangeable share.
In accordance with the terms of the exchangeable share support agreement described below, we agreed not to exercise any voting rights with respect to any exchangeable shares held by us or our subsidiaries, although we may appoint proxy holders with respect to these exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for the meetings.
With the exception of administrative changes to add covenants of any or all parties for the protection of the beneficiaries, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision, or manifest error, the agreement may not be amended without the approval of the holders of the exchangeable shares.
The trust created by the agreement is to continue until the earliest to occur of the following events:

•	no outstanding exchangeable shares or shares or rights convertible into or exchangeable for exchangeable shares are held by a beneficiary (other than by us or any of our subsidiaries); and

•	Lulu Canada and lululemon together elect in writing to terminate the agreement and this termination is approved by the beneficiaries.

Exchangeable Share Support Agreement
In connection with the issuance of the exchangeable shares as part of our corporate reorganization in July 2007, we also entered into an exchangeable share support agreement with Lulu Canada and Callco. Under the exchangeable share support agreement, for so long as any exchangeable shares (other than exchangeable shares held by us or any of our subsidiaries) remain outstanding:

•	Lulu Canada and lululemon agreed to do all things as are reasonably necessary to deliver shares of our common stock to the holders of exchangeable shares who exercise their put rights;

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Lulu Canada, Callco and lululemon agreed to do all things as are reasonably necessary to deliver shares of our common stock to the holders of exchangeable shares in accordance with their rights under the agreement; and

•	Lulu Canada and lululemon agreed not to liquidate, dissolve or wind-up unless the other concurrently takes action to liquidate, dissolve or wind-up.
We agreed to send to the holders of exchangeable shares the notice of each meeting at which our stockholders are entitled to vote and copies of all information statements, interim and annual financial statements, reports and other materials that we send to our stockholders at the same time as we send these materials to our stockholders. We also agreed to use reasonable efforts to deliver a copy of any materials sent by a third party to our stockholders.
 The agreement provides that, in the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the shares of our common stock which is recommended by our board of directors, we will use all reasonable efforts to enable holders of exchangeable shares to participate in the transaction to the same extent as holders of shares of our common stock.
 In order to assist us in complying with our obligations under the agreement, Lulu Canada and Callco agreed to notify us as soon as practicable upon the exercise of their rights to acquire exchangeable shares.
 In order to assist Lulu Canada in complying with its obligations under the agreement, we agreed to notify Lulu Canada as soon as possible upon a proposed declaration by us of any dividend on our shares of common stock and take all actions as are reasonably necessary so that that the respective declaration date, record date and payment date for a dividend on our shares of common stock is the same as the declaration date, record date and payment date for the corresponding dividend on the exchangeable shares.
 Under the agreement, we agreed not to exercise any voting rights attached to the exchangeable shares owned by us or any of our subsidiaries on any matter considered at meetings of holders of exchangeable shares. With the exception of administrative changes to add covenants of any or all parties, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision or manifest error, the agreement may not be amended without the approval of the holders of the exchangeable shares.
Indemnification and Limitation on Directors' and Officers' Liability
As permitted by Section 102 of the Delaware General Corporation Law, our certificate of incorporation and bylaws limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of his or her fiduciary duties as a director, except liability for any of the following:

•	breaches of the director's duty of loyalty to the corporation or the stockholder;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
As permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation and bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law and that we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions.
Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our certificate of incorporation or Section 145 of the Delaware General Corporation Law would permit indemnification. We have obtained directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.
We also have entered into separate indemnification agreements with each of our directors and executive officers, which are in addition to and broader than the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of his or her services as a director or executive officer or at our request.
Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Delaware Law
Certain provisions of our certificate of incorporation and bylaws, and applicable provisions of the Delaware General Corporation Law, may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company. This may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
No Cumulative Voting
Our charter documents do not provide for cumulative voting in the election of directors. The combination of ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting will make it more difficult for our other stockholders to replace our board of directors or for another party to obtain control of us by replacing our board of directors.
Stockholder Meetings
Our charter documents provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or upon a resolution adopted by or affirmative vote of a majority of the board of directors, and not by the stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our charter documents establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.
Elimination of Stockholder Action by Written Consent
Our charter documents eliminate the right of stockholders to act by written consent without a meeting.
Election and Removal of Directors
Our charter documents provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is to be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of lululemon and could increase the likelihood that incumbent directors will retain their positions. Directors may be removed with cause by the vote of a two-thirds of the shares represented in person or by proxy at a meeting entitled to vote generally in the election of directors, voting as a single class.
Size of Board and Vacancies
Our charter documents provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office or other cause will be filled solely by the vote of our remaining directors in office.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, with the following exceptions:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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on or subsequent to that date, the business combination is approved by the board of directors and authorized at a meeting of the stockholders by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.
In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.

Plan of Distribution
We will distribute the shares of common stock covered by this prospectus only upon the redemption, retraction or purchase of the exchangeable shares of Lulu Canada, and no broker, dealer or underwriter has been engaged in connection with the redemption, retraction or purchase. Each exchangeable share of Lulu Canada will be redeemed, retracted or purchased for one share of our common stock. We will pay all expenses incurred in connection with the distribution described in this prospectus.

Material Tax Considerations
Canadian Federal Income Tax Considerations
The following is a summary of the principal Canadian federal income tax considerations arising under the Income Tax Act (Canada) (the “ITA”) in respect of the holding, redemption, retraction or other disposition of exchangeable shares, and the holding and disposition of our common stock which is qualified for distribution under this Registration Statement on the redemption, retraction or purchase of exchangeable shares, generally applicable to holders of exchangeable shares who, for purposes of the ITA, and at all relevant times, hold such exchangeable shares, and will hold such common stock as capital property and deal at arm’s length with, and are not affiliated with, lululemon, Callco or Lulu Canada.
This summary does not apply to a holder: (i) with respect to whom lululemon is or will be a “foreign affiliate” within the meaning of the ITA, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the ITA, (iii) an interest in which is a “tax shelter investment” as defined in the ITA, (iv) that is a “specified financial institution” as defined in the ITA, (v) who has made a “functional currency” election under section 261 of the ITA, or (vi) that has entered into, or will enter into, in respect of an exchangeable share or share of common stock, a “synthetic disposition agreement” or a “derivative forward agreement” as defined in the ITA. Any such holders should consult their own tax advisors with respect to their particular circumstances.
Exchangeable shares and common stock will generally be considered to be capital property to a holder unless such securities are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain holders who are residents of Canada for purposes of the ITA and whose exchangeable shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the ITA to have such exchangeable shares, and every “Canadian security” (as defined in the ITA) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. However, exchangeable shares of a holder in respect of which a valid election was made under subsection 85(1) or 85(2) of the ITA will not be Canadian securities to such holder for this purpose and therefore will not be deemed to be capital property under subsection 39(4) of the ITA. In addition, common stock will not constitute Canadian securities for the purposes of this election. Holders who do not hold their exchangeable shares as capital property or who will not hold their common stock as capital property should consult their own tax advisors regarding their particular circumstances.
This summary is based on the facts set out in this document, the current provisions of the ITA and the regulations thereunder and our understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the ”CRA”) publicly available prior to the date of this document. This summary takes into account all proposed amendments to the ITA and the regulations thereunder that have been publicly announced by, or on behalf, of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and assumes that such Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.
This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the acquisition, holding and disposition of exchangeable shares or common stock. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or any changes in the CRA’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.
This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder. This summary does not take into account your particular circumstances and does not address considerations that may be particular to you. Therefore, you should consult your own tax advisors regarding your particular circumstances.
For purposes of the ITA, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in foreign currency must be converted into Canadian dollars generally based on the Bank of Canada noon spot exchange rate on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).
Exchangeable Shares
Redemption, Exchange and Disposition of Exchangeable Shares
A holder will be considered to have disposed of exchangeable shares:

(i)	on a redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) of such exchangeable shares by Lulu Canada; and

(ii)	on an acquisition of such exchangeable shares by Callco.
However, as discussed below, the Canadian federal income tax consequences of the disposition for the holder will be different depending on whether the event giving rise to the disposition is a redemption, retraction or purchase by Lulu Canada or an acquisition by Callco.
A holder who exercises the right to require the redemption of an exchangeable share by giving a retraction request may not be able to control whether the exchangeable share will be acquired by Callco under the retraction call right or redeemed by Lulu Canada.
Exchange of Exchangeable Shares - Redemption, Retraction or Purchase by Lulu Canada
On a redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) of an exchangeable share by Lulu Canada, the holder of that exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the “redemption proceeds” exceed the paid-up capital (for purposes of the ITA) of the exchangeable share at the time of redemption. See “Dividends on Exchangeable Shares” below. For these purposes, the “redemption proceeds” will be the fair market value at the time of the redemption of the common stock received on the redemption plus any other amount received by the holder as part of the consideration other than amounts required to be included in income as a dividend. On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the “redemption proceeds” less the amount of such deemed dividend. The holder will in general realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such holder of the exchangeable shares. In the case of a holder of exchangeable shares that is a corporation, in some circumstances, the amount of any deemed dividend arising on the redemption of exchangeable shares may be treated as proceeds of disposition and not as a dividend in accordance with specific rules in the ITA. Such holders should consult their own tax advisors concerning this possibility. For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains or Capital Losses” below.
Exchange of Exchangeable Shares - Callco Purchase
On the exchange of an exchangeable share by the holder with Callco for common stock, the holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the common stock received on the exchange plus an amount equal to any declared and unpaid dividends on the exchangeable share. For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains or Capital Losses” below. The acquisition by Callco of an exchangeable share from the holder thereof will not result in a deemed dividend to the holder.
Disposition of Exchangeable Shares other than on an Exchange
A disposition or deemed disposition of exchangeable shares by a holder, other than on the redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) or purchase by Callco, will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those exchangeable shares immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains or Capital Losses” below.
Exchange of Exchangeable Shares - Special Voting Stock
On the redemption, retraction or purchase of exchangeable shares, a like number of shares of special voting stock will be cancelled for no consideration. Provided that such shares of special voting stock have nominal fair market value at the time of cancellation and that no part of the consideration payable on a redemption, retraction or purchase of exchangeable shares is allocable to such shares of special voting stock, a holder should not realize or be deemed to realize any dividend or capital gain on the disposition of such shares of special voting stock.
Dividends on Exchangeable Shares
In the case of a holder who is an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules that apply to taxable dividends received from corporations resident in Canada. Provided that appropriate designations are made by Lulu Canada, such dividend will be treated as an “eligible dividend” for the purposes of the ITA and a holder who is an individual resident in Canada will be entitled to an enhanced dividend tax credit in respect of such dividends. There are limitations on the ability of a corporation to designate dividends and deemed dividends as eligible dividends.
In the case of a holder that is a corporation, dividends received or deemed to be received on the exchangeable shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and will generally be deductible in computing the corporation’s taxable income. Since the exchangeable shares are not listed on a designated stock exchange for purposes of the ITA, dividends received or deemed to be received on exchangeable shares by a holder that is a corporation may not be deductible in computing the corporation’s taxable income. Such holders should consult their own tax advisors concerning this possibility. In the case of a holder of exchangeable shares that is a corporation, in some circumstances the amount of any deemed dividend arising on the redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) of exchangeable shares may be treated as proceeds of disposition and not as a dividend in accordance with specific rules in the ITA. Corporate holders should consult their own tax advisors for advice with respect to the potential application of these provisions.
A holder that is a “private corporation” or a “subject corporation” (each as defined in the ITA) may be liable under Part IV of the ITA to pay a refundable tax of 33⅓% on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the holder’s taxable income. The refundable tax will be increased from 33⅓% to 38⅓% for dividends received after 2015 pursuant to Proposed Amendments released on December 7, 2015. A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6⅔% on its “aggregate investment income” (as defined in the ITA), including any dividends that are not deductible in computing taxable income. The refundable tax will be increased from 6⅔% to 10⅔% for taxation years that end after 2015, subject to proration for years that begin before 2016, pursuant to Proposed Amendments released on December 7, 2015.
The exchangeable shares are taxable preferred shares and short-term preferred shares for the purposes of the ITA. A holder of exchangeable shares that is a corporation which receives or is deemed to receive dividends on such shares may be subject to the 10% tax under Part IV.1 of the ITA.
Common Stock
Acquisition and Disposition of Common Stock
The cost of the common stock received on the redemption, retraction or purchase of an exchangeable share will be equal to the fair market value of such common stock at the time of such event and will generally be averaged with the adjusted cost base of any other common stock held at that time by the holder as capital property for the purpose of determining the holder’s adjusted cost base of such common stock.
A disposition or deemed disposition of the common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the common stock immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains or Capital Losses” below.
Dividends on Common Stock
A holder will be required to include in computing such holder’s income for a taxation year the amount of dividends, if any, received on the common stock. Dividends received on the common stock by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to taxable dividends received from corporations resident in Canada. A holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.
A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6⅔% on its “aggregate investment income” (as defined in the ITA), including any dividends that are not deductible in computing taxable income. The refundable tax will be increased from 6⅔% to 10⅔% for taxation years that end after 2015, subject to proration for years that begin before 2016, pursuant to Proposed Amendments released on December 7, 2015.
Any United States non-resident withholding tax on these dividends generally will be eligible for foreign tax credit or deduction treatment to the extent and under the circumstances provided for in the ITA.
Taxation of Capital Gains or Capital Losses
Generally, one-half of any capital gain (a “taxable capital gain”) realized by a holder in a taxation year must be included in the holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the ITA). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.
A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6⅔% on its “aggregate investment income” (as defined in the ITA), including any taxable capital gains. The refundable tax will be increased from 6⅔% to 10⅔% for taxation years that end after 2015, subject to proration for years that begin before 2016, pursuant to Proposed Amendments released on December 7, 2015.
If the holder of an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Holders to whom these rules may be relevant should consult their own tax advisors.
Alternative Minimum Tax
Individuals and certain trusts that receive or are deemed to receive taxable dividends on common stock or exchangeable shares, or that realize a capital gain on the disposition or deemed disposition of common stock or exchangeable shares, may realize an increase in their liability for alternative minimum tax under the ITA.
Foreign Property Information Reporting
In general, a “specified Canadian entity” for a taxation year or fiscal period whose total cost amount of “specified foreign property” (both as defined in the ITA) at any time in the year or fiscal period exceeds C$100,000, is required to file an information return with the CRA for the year or period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the ITA, will be a “specified Canadian entity”, as will certain partnerships. Penalties may apply where a holder fails to file the required information return in respect of such holder’s “specified foreign property” (as defined in the ITA) on a timely basis in accordance with the ITA.
Specified foreign property is defined in the ITA to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation. As such, exchangeable shares, common stock and certain exchange and voting rights relating thereto are specified foreign property to a holder. Accordingly, holders of such properties should consult their own tax advisors regarding compliance with these rules.
The reporting rules in the ITA are complex and this summary does not purport to address all circumstances in which reporting may be required by a holder. Holders should consult their own tax advisors regarding the reporting rules contained in the ITA.
Offshore Investment Fund Property
The ITA contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property”. These rules could apply to a holder of common stock if each of two conditions are satisfied.
The first condition for such rules to apply is that the value of the common stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (“Investment Assets”).
The second condition for such rules to apply to a holder is that it must be reasonable to conclude that one of the main reasons for the holder acquiring or holding the common stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the ITA had the income, profits and gains been earned directly by the holder.

If applicable, these rules would generally require a holder to include in income for each taxation year in which the holder owns common stock (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the holder’s “designated cost” (as defined in the ITA) of the common stock at the end of the month by 1/12th of the total of the prescribed rate for the period that includes such month and two per cent, less (ii) the holder’s income for the year (other than a capital gain) from the common stock determined without reference to these rules. Any amount required to be included in computing a holder’s income under these provisions will be added to the adjusted cost base to the holder of its common stock.
These rules are complex and their application depends, in part, on the reasons for a holder acquiring or holding common stock. Holders are urged to consult their own tax advisors regarding the application and consequences of these rules, in their own particular circumstances.
United States Federal Income Tax Considerations To Non-U.S. Holders
The following is a summary of the material United States federal income tax consequences to Non-U.S. Holders, as defined below, of the ownership and disposition of common stock and of the exchange of exchangeable shares for common stock. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences that may apply to a Non-U.S. Holder as a result of the ownership and disposition of exchangeable shares and common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the United States federal income tax consequences to such Non-U.S. Holder nor does it address the United States state or local tax consequences or the foreign tax consequences of the ownership and disposition of the common stock or exchangeable shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any Non-U.S. Holder. Except as specifically provided under "Exchange of Exchangeable Shares for Common Stock" below, this summary does not address the United States federal income tax consequences to Non-U.S. Holders of their ownership and disposition of exchangeable shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the United States tax consequences (including the potential application and operation of any income tax treaties) of the ownership and disposition of exchangeable shares. U.S. Holders (as defined below) who own exchangeable shares or who acquire common stock should consult their own tax advisors as to the United States tax consequences of owning and disposing such shares.
Scope of This Summary
This discussion is based on the Internal Revenue Code of 1986, as amended, (the "Code"), final and temporary United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, in each case as in effect of the date hereof, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the "IRS"), regarding the United States federal income tax consequences described herein.
Accordingly, all holders are strongly urged to consult their tax advisors with regard to the application of the United States federal, state, local and other tax consequences and the non-United States tax consequences of the ownership and disposition of exchangeable shares and the common stock in light of their particular circumstances.
For purposes of this summary, the term "Non-U.S. Holder" means any person that is a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than a person who is a U.S. Holder. The term "U.S. Holder" means a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) that is (a) a citizen or an individual resident of the United States for United States federal income tax purposes, (b) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) organized under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more United States persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.
The term U.S. Holder also includes certain former citizens and residents of the United States. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock), the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

Non-U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed
This summary does not address the United States federal income tax consequences to certain categories of Non-U.S. Holders subject to special rules, including Non-U.S. Holders that are (a) banks, financial institutions, or insurance companies, (b) regulated investment companies or real estate investment trusts, (c) brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method, (d) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts, (e) holders that own exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (f) holders that acquired exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) in connection with the exercise of employee stock options or otherwise as compensation for services, (g) holders that have a "functional currency" other than the U.S. dollar, (h) holders that are liable for the "alternative minimum tax" under the Code, (i) holders that hold exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than as a capital asset within the meaning of Section 1221 of the Code, or (j) U.S. expatriates. Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the United States federal income, United States state and local, and non-United States tax consequences of disposition of exchangeable shares and the ownership and disposition of common shares.
Exchange of Exchangeable Shares for Common Stock
You generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for common stock unless (i) the gain is effectively connected with your trade or business in the United States or, if a treaty applies, is attributable to your permanent establishment in the United States, or (ii) you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.
Distributions on Common Stock
Distributions (if any) of cash or property that we pay in respect of common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Unless a dividend is effectively connected with the conduct of a Non-U.S. Holder’s trade or business within the United States (or if a tax treaty applies, is attributable to a Non-U.S. Holder’s permanent establishment in the United States) a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty), on any dividends received in respect of common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution. In order to obtain a reduced rate of U.S. federal tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) certifying such Non-U.S. Holder's entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.
Sale, Exchange or Other Taxable Disposition of Common Stock
Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in this case, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons, and, if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•
the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met (in which case the Non-U.S. Holder will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any); or

•
we are or have been, at any time during the five-year period preceding such disposition (or the Non-U.S. Holder's holding period, if shorter) a "United States real property holding corporation" within the meaning of the Code. If, during such applicable period, our common stock is regularly traded on an established securities market and a Non-U.S. Holder held no more than 5% of our outstanding common stock, actually or constructively, the preceding rule taxing gain recognized on a disposition of our common stock would not apply.

Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a "United States real property holding corporation" for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above. If the foregoing exception does not apply, and if we are or were to become a "United States real property holding corporation", a purchaser may be required to withhold 15% of the proceeds payable to a non-U.S. holder from a sale of our common stock and such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code).
Information Reporting and Backup Withholding
Non-U.S. Holders are generally subject to information reporting requirements with respect to dividends paid by us to you and any tax withheld with respect to such dividends. These information reporting requirements apply even if no withholding is required (e.g., because the dividends are U.S. trade or business income, or withholding is eliminated by an applicable income tax treaty). Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside or are established under the provisions of an applicable income tax treaty or agreement with such tax authority.
You will be subject to a backup withholding tax, currently at the rate of 28%, unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of common stock within the United States or by a U.S. payor or U.S. middleman, is subject to both backup withholding and information reporting unless you, as the beneficial owner, certify under penalties of perjury that you are not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that you are a United States person) or otherwise establishes an exemption. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against your U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if you furnish the required information to the IRS in a timely manner. Each Non-U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.
Foreign Account Tax Compliance Act
Pursuant to the Foreign Account Tax Compliance Act, or FATCA, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Final Treasury regulations defer this withholding obligation until January 1, 2019 for gross proceeds from dispositions of U.S. common stock. FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.
Legal Matters
DLA Piper LLP (US), Seattle, Washington, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus.

Experts
The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the 52-week period ended February 1, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

lululemon athletica inc.
9,803,819 Shares
Common Stock
January 29, 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth expenses payable by lululemon in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates.

Legal fees and expenses	$30,000
Accounting fees and expenses	10,000
Total	$40,000

Item 15.	Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law and that we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions. We believe that indemnification under our certificate of incorporation and bylaws covers at least negligence and gross negligence on the part of indemnified parties.

Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our certificate of incorporation or Section 145 of the Delaware General Corporation Law would permit indemnification. We have obtained directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

We have entered into separate indemnification agreements with each of our directors and executive officers, which is in addition to and, in some instances, broader than the indemnification provided for in our charter documents.

These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
We also maintain directors' and officers' liability insurance for our directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of lululemon.
We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of actions, suits or proceedings, to which they are parties by reason of being or having been our directors or officers.

Item 16.	Exhibits.

			Incorporated by Reference

Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

2.1	Agreement and Plan of Reorganization dated as of April 26, 2007, by and among the parties named therein		S-3	2.1	333-185899	1/7/2013

2.2	Exchange Trust Agreement dated as of July 26, 2007, between lululemon athletica inc., Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada		S-3	2.2	333-185899	1/7/2013

2.3	Exchangeable Share Support Agreement dated as of July 26, 2007, between lululemon athletica inc., Lululemon Callco ULC and Lulu Canadian Holding, Inc.		S-3	2.3	333-185899	1/7/2013

2.4	Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, dated as of July 26, 2007, by and among the parties named therein		S-3	2.4	333-185899	1/7/2013

2.5	Amended and Restated Arrangement Agreement dated as of June 18, 2007, by and among the parties named therein		S-3	2.5	333-185899	1/7/2013

2.6	Plan of Arrangement and Exchangeable Share Provisions dated as of June 18, 2007, by and among the parties named therein		S-3	2.6	333-185899	1/7/2013

4.1	Form of Specimen Stock Certificate of lululemon athletica inc.		S-3	4.1	333-185899	1/7/2013

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page hereto)	X

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, lululemon athletica inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on January 29, 2016.

lululemon athletica inc.

By:	/s/ LAURENT POTDEVIN

Laurent Potdevin Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurent Potdevin and Stuart Haselden and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ LAURENT POTDEVIN	Chief Executive Officer and Director	January 29, 2016
Laurent Potdevin	(Principal Executive Officer)

/s/ STUART HASELDEN	Chief Financial Officer	January 29, 2016
Stuart Haselden	(Principal Financial and Accounting Officer)

/s/ MICHAEL CASEY		January 29, 2016
Michael Casey	Director, Co-Chairman of the Board

/s/ DAVID MUSSAFER		January 29, 2016
David M. Mussafer	Director, Co-Chairman of the Board

/s/ ROBERT BENSOUSSAN		January 29, 2016
Robert Bensoussan	Director

/s/ STEVEN COLLINS		January 29, 2016
Steven Collins	Director

/s/ ROANN COSTIN		January 29, 2016
RoAnn Costin	Director

/s/ WILLIAM H. GLENN		January 29, 2016
William H. Glenn	Director

/s/ MARTHA A.M. MORFITT		January 29, 2016
Martha A.M. Morfitt	Director

/s/ RHODA M. PITCHER		January 29, 2016
Rhoda M. Pitcher	Director

/s/ EMILY WHITE		January 29, 2016
Emily White	Director

INDEX TO EXHIBITS

			Incorporated by Reference

Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

2.1	Agreement and Plan of Reorganization dated as of April 26, 2007, by and among the parties named therein		S-3	2.1	333-185899	1/7/2013

2.2	Exchange Trust Agreement dated as of July 26, 2007, between lululemon athletica inc., Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada		S-3	2.2	333-185899	1/7/2013

2.3	Exchangeable Share Support Agreement dated as of July 26, 2007, between lululemon athletica inc., Lululemon Callco ULC and Lulu Canadian Holding, Inc.		S-3	2.3	333-185899	1/7/2013

2.4	Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, dated as of July 26, 2007, by and among the parties named therein		S-3	2.4	333-185899	1/7/2013

2.5	Amended and Restated Arrangement Agreement dated as of June 18, 2007, by and among the parties named therein		S-3	2.5	333-185899	1/7/2013

2.6	Plan of Arrangement and Exchangeable Share Provisions dated as of June 18, 2007, by and among the parties named therein		S-3	2.6	333-185899	1/7/2013

4.1	Form of Specimen Stock Certificate of lululemon athletica inc.		S-3	4.1	333-185899	1/7/2013

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page hereto)	X